Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TEXAS ROADHOUSE, INC.,

a Delaware corporation

The undersigned, Celia P. Catlett, hereby certifies that:

ONE:                  She is the duly elected and acting Secretary of Texas Roadhouse, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of Delaware (the “Corporation”).

TWO:               The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Delaware Secretary of State on May 5, 2004.

THREE:  The Original Certificate was amended and restated by that certain Amended and Restated Certificate of Incorporation (the “First Amended Certificate”) which was filed with the Delaware Secretary of State on May 28, 2004.

FOUR:          The First Amended Certificate was amended and restated by that certain Amended and Restated Certificate of Incorporation (the “Second Amended Certificate”) which was filed with the Delaware Secretary of State on October 4, 2004.

FIVE:  This Amendment to the Second Amended Certificate has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware by obtaining the approval of the Corporation’s board of directors and a majority vote of the outstanding stock of each class entitled to vote thereon in favor of said Amendment, in the manner set forth in Section 222 of the General Corporation Law of Delaware.

Article V of the Second Amended Certificate is hereby amended to read in its entirety as follows:

ARTICLE V

Board of Directors

The number of directors of the Corporation from time to time shall be as fixed by, or in the manner provided in, the bylaws of the Corporation. Directors elected at the 2016 annual meeting of stockholders shall be elected for a term of office to expire at the 2019 annual meeting of stockholders. After the 2016 annual meeting of stockholders, the term of office of each director elected at the annual meeting of stockholders, or elected or appointed at any time in the period between annual meetings of stockholders, shall expire at the next annual meeting of stockholders following such election or appointment. Nothing in this Article V shall shorten the term of any director elected at or before the 2016 annual meeting of stockholders. Each director elected or appointed shall serve until his or her successor is elected and qualified, or until his or her earlier death, resignation, removal, or disqualification.

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IN WITNESS WHEREOF, the undersigned, Celia P. Catlett, being the Secretary of the Corporation, does hereby further certify that the facts hereinabove stated are truly set forth and, accordingly, I have hereunto set my hand this 19th day of May, 2016.

/s/ Celia P. Calett
Celia P. Catlett, Secretary